Exhibit 99.1

Appleton removes its chief financial officer

(Appleton, Wis., June 19, 2006) Appleton has terminated the employment of Dale Parker, the company's former chief financial officer. Parker's departure from Appleton resulted from recommendations made by the audit committee of Paperweight Development Corp., the parent company of Appleton, as part of an independent review of issues concerning travel and expense reimbursements, gifts to certain employees and related record-keeping practices.

The audit committee concluded that Parker intentionally submitted or approved travel and expense reports which misrepresented as business expenses certain expenses which were actually personal in nature. The expenses involved were not material amounts and were allegedly incurred as approved gifts from the company. While the misreporting had no material effect on Appleton's financial results or financial statements for any period, Parker's actions violated Appleton's Code of Business Conduct and Ethics as well as the company's Travel and Expense Reporting policy.

"Integrity must be a value each of us lives every day; not just a topic for discussion when something goes wrong. We have many great plans for the growth and success of our company, but nothing is more important than pursuing and achieving those goals with the highest integrity," said Mark Richards, Appleton chief executive officer. "That's the only way we will do business."

Parker had been placed on indefinite paid administrative leave by the company on May 11, 2006, and was removed as a director of the company pending the outcome of the review. At the same time, Appleton's board of directors named the company's chief executive officer, Mark Richards, interim chief financial officer. Richards will continue to serve in both capacities until the company names a new chief financial officer.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications as well as encapsulation, security, printing and packaging technologies. The Company produces carbonless, thermal, security, and performance packaging products and provides secure and specialized print services. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,300 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:

Bill Van Den Brandt
Manager, Corporate Communications
920-991-8613
bvandenbrandt@appletonideas.com